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                                                                   EXHIBIT  99.1


                         INDEPENDENT AUDITORS' REPORT

The Management and Owners of
Star Gas LLC:

We have audited the accompanying balance sheet of Star Gas LLC (the Company) as of September 30, 1999. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Star Gas LLC as of September 30, 1999, in conformity with generally accepted accounting principles.

KPMG LLP
Stamford, Connecticut
December 30, 1999
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                                 Star Gas LLC
                                 Balance Sheet
                           As of September 30, 1999
                                (in thousands)


Assets

Investment in Partnerships                          $         994

                                                    --------------
  Total Assets                                      $         994
                                                    ==============

Liabilities and Shareholders' Equity



Shareholders' Equity
  Membership Interests                              $           --
  Additional Paid-in Capital                                1,581
  Retained Deficit                                           (587)
                                                    --------------
Shareholders' Equity                                          994
                                                    --------------
  Total Liabilities and Shareholders' Equity        $         994
                                                    ==============

See accompanying note to balance sheet
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                             NOTE TO BALANCE SHEET


Star Gas LLC is the General Partner of Star Gas Partners, L.P., "the Partnership" and Star Gas Propane, L.P. The LLC owns a 1.85% interest in Star Gas Partners, L.P., and a 0.1% interest in Star Gas Propane, L.P. which is 99.9% owned by the Partnership.

The Partnership is a leading distributor of propane and home heating oil in the United States. Star Gas Propane, L.P., a subsidiary of the Partnership, markets and distributes propane gas and related products to approximately 186,000 retail and wholesale customers in the Midwest and Northeast. Petro Holdings, Inc., the former Petroleum Heat and Power Co., Inc. ("Petro"), an indirect wholly owned subsidiary of Star Gas Propane, L.P. is the nation's largest distributor of home heating oil and serves approximately 335,000 customers in the Northeast and Mid-Atlantic region of the United States.

The General Partner conducts, directs and manages all activities of the Partnership and is reimbursed on a monthly basis for all direct and indirect expenses it incurs on their behalf including the cost of employee wages. The Partnership agreement places significant restrictions on the General Partner's authority to make Partnership affecting decisions such as possessing or assigning specific partnership property, admitting a new partner, committing an act that would not allow the ongoing ordinary business of the Partnership, or transferring of interest as General Partner. Additionally, the Partnership agreement allows for the removal of the General Partner by a 2/3 vote of the common unitholders of the Partnership.

Star Gas LLC was established as the General Partner effective March 26, 1999 when the four shareholders of Star Gas LLC contributed their outstanding shares of Petro common stock for all of the membership interests in Star Gas LLC. Star Gas LLC contributed those shares to the Partnership in exchange for 325,729 general partner units, valued at approximately $1,581,000. The results of operations of Star Gas LLC reflect its share of the results of operations of the Partnership from March 26, 1999 through September 30, 1999.